EXHIBIT 99.1

For further information, please contact our
President and Chief Executive Officer, Henrik Slipsager,
At 415/733-4000 or email hslipsager@abm.com.

ABM INDUSTRIES INCORPORATED ACQUIRES OPERATIONS
OF SECURITY SERVICES OF AMERICA

SAN FRANCISCO—March 9, 2004—ABM Industries Incorporated (NYSE:ABM) has signed a definitive agreement to acquire the operations of Security Services of America (SSA), a North Carolina-based company providing standing guard and investigative security services. The parties expect the transaction to close within the week. SSA has revenues of $90 million and operates through a network of 33 branch offices throughout the Southeastern United States, together with extensive operations in the Midwest. Jim Stevens, the current CEO of SSA, will continue with the newly acquired company as its president. Joining him will be his entire senior staff.

     “SSA is a perfect complementary fit with our American Commercial Security Services,” stated Henrik C. Slipsager, president and CEO of ABM. “ABM now will be a truly nationwide security company, which is important as customers move their business to national accounts. With this acquisition, ABM will be one of the largest American-owned security companies.”

     “We expect the long term financial impact of this acquisition to be very good,” stated Slipsager. “Short term, while accretive to earnings, the results will reflect the necessary investments in infrastructure for SSA to meet ABM governance standards.”

     Slipsager continued, “We have great expectations for the growth in the security business long term as well as short term, and the acquisition of SSA will give us new opportunities in this market.”

     SSA will join American Commercial Security Services as ABM’s principal security operations. “We are excited to have the SSA management team join ABM,” said John Moore, president of ACSS. “Jim Stevens and his Team SSA have done a great job in building a fine company in a relatively short time. Working with the SSA team, we all will be better able to serve our customers,” Moore added.

     ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2003 revenues in excess of $2.2 billion and more than 64,000 employees, ABM provides janitorial, parking, engineering, security, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities in the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, CommAir Mechanical and ABM Facility Services.

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